EXHIBIT 10.1.12


                  AMENDMENT TO CREDIT CARD PROCESSING AGREEMENT

     This Amendment to Credit Card Processing Agreement ("Amendment") is entered into as of this 28th day of January, 2005 ("Effective Date") between World Financial Network National Bank (the "Bank") and Lane Bryant, Inc. (the "Corporation") and Sierra Nevada Factoring, Inc. ("Factoring") (Corporation and Factoring being collectively referred to herein as the "Company").

                               R E C I T A L S :

          WHEREAS, Bank and Company entered into a Credit Card Processing Agreement dated as of January 31, 1996, as amended by Memorandum dated March 4, 1996 (regarding Low Score/Low Limit accounts), memo dated December 3, 1997 (regarding Low Score/Low Limit accounts), Student Program Addendum to Credit Card Processing Agreement effective August 4, 1998, Amendment to Student Program Addendum effective August 4, 1998, Charge and Send Program letter dated April 22, 1999, Low Score/Low Limit Addendum Effective September 12, 1999, Amendment to Credit Card Processing Agreement dated October 5, 2000 and Low Score/Low Limit Addendum Effective June 4, 2002 (as amended, the "Agreement"); and

          WHEREAS, Company and Bank now desire to amend the Agreement as set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions; References. Each term used herein which is not defined herein shall have the meaning assigned to such term in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement amended hereby.

2. Extension of Term. Bank and Company agree to extend the initial term of the Agreement. Therefore, Section 11.1 of the Agreement is deleted in its entirety and replaced with the following:

          11.1 Term. This Agreement shall remain in effect until October 31, 2007, unless earlier terminated (a) by the Bank or the Company in the event of a material breach by the other party of any of such other party's obligations under this Agreement if any such breach remains uncured 30 days after written notice thereof to such party, or (b) automatically in the event that the Bank or the Company commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debt under any bankruptcy, insolvency or similar law now or hereinafter in effect, seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its assets, consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, makes a general assignment for the benefit of creditors, or fails generally to pay its

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          debts as they become due. The Term of this Agreement shall not automatically renew. Subject to Section 11.2, the termination of this Agreement shall not affect the obligations of the Cardholders to the Bank, the obligation of the Company and the Bank to make the payments required under Section 4 with respect to Transactions that occurred before the date of termination, the rights (and obligations) of the Bank under Sections 4.4, 7.4 and 9.2 and the rights of the Company under Section 9.1. Sections 10, 11 and 12 of this Agreement shall survive any such termination.

3. Discount Rate. Section 4.1.5 of the Agreement is amended by adding the following at the end thereof:

          Notwithstanding the foregoing, the discount rate referred to in
          Section 4.1.1 shall be .20% for the period of December 1, 2004 through January 31, 2006. Commencing February 1, 2006 until the termination of this Agreement, the discount rate shall be 0%.

4. Marketing Contribution. The Bank agrees to pay to the Company a one time marketing contribution in the amount of one million dollars ($1,000,000.00) to be paid on January 3, 2006. Failure to pay such amount on January 3, 2006 shall be a default by Bank under the Agreement.

5. Effect of Termination. Section 11.2 of the Agreement is deleted in its entirety and replaced as follows:

          11.2 Effect of Termination. (a) Upon termination or expiration of this Agreement, Company will have the option to purchase from Bank, free and clear of all liens, claims and encumbrances, but otherwise without recourse, those certain Credit Card accounts and the account balances related thereto described as follows (the "Purchased Accounts"): (i) those Credit Card accounts (regardless of whether originated through the Company's retail Business or through the Lane Bryant catalogue/mail order business) where greater than 50% of the total amount of purchases, plus tax, plus shipping and handling, less any refunds (the "Net Credit Sales") under such Credit Card accounts were incurred at Company's Lane Bryant retail Business (including in stores and via e-commerce at the Company's web site) during the twelve (12) month period ending ninety (90) days prior to termination of this Agreement; and (ii) those certain Credit Card accounts which were originated through the Company's Lane Bryant retail Business (as opposed to being originated through the Lane Bryant catalogue/mail order business) which have not had any purchases during the twelve (12) month period ending ninety (90) days prior to termination of this Agreement (including, without limitation, inactive accounts, never active accounts, and active accounts with no sales during such twelve (12) month period). However, subject to the right of first refusal set forth in subparagraph (e) below, Purchased Accounts shall not include any Credit Card Accounts where the account balances related thereto have been previously written off by Bank ("Written-Off Accounts"). Bank shall retain all other Credit Card Accounts and the account balances related thereto; provided, however, that upon termination or expiration of this Agreement, Bank shall no longer authorize transactions for any Credit Card bearing the "Lane Bryant" name or any derivative thereof and shall cease issuing any Credit Cards bearing such trade


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     name. Bank shall be permitted to use such trade name solely for purposes of collecting the account balances on the Credit Card accounts which are not Purchased Accounts. Bank shall have the right to issue replacement cards to Cardholders of accounts which are not Purchased Accounts provided the replacement cards do not include the Lane Bryant tradename. Other than as expressly set forth in Section 1 of this Agreement, and as otherwise limited herein, nothing herein shall be deemed a grant of a right or license by Company to Bank to use any tradename of Company.

          (b) The purchase price for the Purchased Accounts shall be equal to one hundred percent (100%) of the book value of the account balances related to the Purchased Accounts, including without limitation all accrued finance charges and fees (whether or not billed or posted to the accounts, subject to post-closing true-up). Beginning in October 2006, and continuing on a quarterly basis thereafter, Bank shall provide to Company a report showing the accounts that as of that time would constitute the Purchased Accounts. Bank shall also provide company with access to the program used by Bank to determine the Purchased Accounts and Company shall have the right to verify such program used by Bank to determine the Purchased Accounts and the book value of the account balances of the Purchased Accounts. The purchase of the Purchased Accounts shall include the purchase of the Cardholder names, Cardholder addresses, Cardholder Account status information, Cardholder Account repayment terms and such other Account related information and account data requested by Company and agreed upon by Bank, such agreement not to be unreasonably withheld. Bank shall, within 180 days prior to expiration of the Term, upon Company's prior written request, provide to or permit Company to review such due diligence information relating to the Credit Card Accounts as Company shall reasonably request and as agreed to by Bank (such agreement not to be unreasonably withheld provided the request is in accordance with standard industry practice for a sale of credit card assets in a similar type of portfolio deconversion), in order to enable Company to perform appropriate financial and legal compliance due diligence prior to exercising its option to purchase the Purchased Accounts.

          (c) All payments by the Company pursuant to this Section 11.2 shall be made not later than the time at which Bank shall deliver the Purchased Accounts to Company, and shall be by wire transfer of immediately available funds. If Company exercises its option to purchase the Purchased Accounts, then Bank and the Company shall negotiate in good faith to enter into a purchase agreement for the sale and purchase, free and clear of all liens, claims and encumbrances but otherwise without recourse, of the Purchased Accounts upon the terms and conditions set forth herein and such other mutually satisfactory terms and conditions (in accordance with standard industry practice for a sale of credit card assets in a similar type of portfolio deconversion).

          (d) Effective from and after the Closing Date, Company shall not be required to accept any Credit Cards which are not related to the Purchased Accounts.

          (e) If at any time during the five (5) year period after termination of this Agreement, Bank desires or intends to sell, assign or otherwise transfer the Written-Off Accounts which were originated through the Company's retail Business to any third party, then Company shall have the first right and/or option of purchasing the Written-Off Accounts on the same terms otherwise available to such third party. In such event Bank shall obtain a bona fide written offer from the third


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     party to purchase the Written-Off Accounts (on terms which Bank is willing to accept) (the "Offer"). Bank shall promptly notify Company of the Offer (together with a copy of the Offer) and Company shall have the option for a period of thirty (30) days after receipt of the Offer to elect to purchase the Written-Off Accounts on the same terms as are otherwise set forth in the Offer, except that closing thereunder shall not occur until the later of the date set forth in the Offer or sixty (60) days after Company's receipt of the notice of the Offer. Failure on the part of Company to elect to purchase the Written-Off Accounts pursuant to the Offer shall be deemed a waiver of this option right as to such particular Offer only and if a sale is not consummated pursuant to such Offer, Company shall have the right to purchase the Written-Off Accounts under this section if subsequent Offers are received by Bank. In addition to the foregoing, prior to offering the Written-Off Accounts for sale, Bank shall first contact Company and provide to Company the right of first negotiation as to the purchase of the Written-Off Accounts. At the end of such five (5) year period, Bank shall offer Company the option of purchasing the Written-Off Accounts which were originated through the Company's retail Business on terms which Bank is willing to accept from a third party and Company shall have the option for a period of thirty (30) days after receipt of such offer to elect to purchase the Written-Off Accounts on the same terms and conditions as are set forth in the Offer. If Company elects not to purchase the Written-Off Accounts Company shall have no further rights to purchase the Written-Off Accounts under this Section and Bank shall have no further obligations to offer to sell to Company.

6. Effective Date of Amendment. This Amendment shall be effective as of the Effective Date set forth above, unless otherwise noted above.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers.


WORLD FINANCIAL NETWORK                 LANE BRYANT, INC.
NATIONAL BANK

By:                                     By:
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Name:                                   Name:
      ------------------------               -------------------------
Title:                                  Title:
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SIERRA NEVADA FACTORING, INC.

By:
     ------------------------
Name:
      -----------------------
Title:
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